[LETTERHEAD OF JIMMY LOH, CPA, A PROFESSIONAL CORPORATION]



February 27, 2001


The Board of Directors
Birch Financial, Inc.
P. O. Box 3247
North Hollywood, CA 91609


We hereby consent to the use in the prospectus constituting part of the Registration Statement on Form SB-2 for Birch Financial, Inc., of our audit report dated February 14, 2001, relating to the consolidated statements of financial condition of Birch Financial, Inc., as of December 31, 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999. We also consent to the reference to us under the caption "Interest of Named Experts and Counsel" in the prospectus.

Sincerely,

/s/ Jimmy Loh

Jimmy Loh
Principal